Exhibit 10.76

Certain information in the marked exhibit below has been omitted because it is not material and is viewed as private or confidential. Omissions are designated as “[Redacted].”

November 21, 2020
(revised December 8, 2020)
Peter Enns
Sent via email to [Redacted]

Dear Peter,

We are pleased to confirm our offer of employment for the role of EVP, Chubb Limited/Chubb Group and Chief Financial Officer, based in New York City. We look forward to you beginning your employment with us as soon as possible, but no later than April 1, 2021.

Annual Compensation
Your gross annual starting base salary will be $880,000, paid bi-weekly. Your annual "target" bonus is $1,400,000 and your annual "target" equity award is $2,400,000. Your actual awards will be based on both your individual performance and the company's performance, as assessed by the CEO and approved by the Board.

The bonus is awarded under the annual Chubb Incentive Plan and is payable in March each year for the prior calendar year's performance.

Equity awards are made pursuant to the Chubb Limited Long-Term Incentive Plan (LTIP). Annual awards are made in the form of Chubb Limited stock options and/or time-based or performance-based restricted shares in the first quarter of each year, reflective of the prior calendar year's performance.

Currently, 25% of the annual equity award is delivered as stock options and 75% as restricted shares, with 60% of the restricted shares being designated as performance shares. Your unvested equity will continue to vest, and you will continue to be eligible to exercise vested stock options for their original 10 year term in accordance with the applicable LTIP provided you remain employed until age 62, you retire and are in good standing with the company at the time you leave employment and agree to the terms of a release agreement.

The long-term incentive awards are subject to the discretion of the CEO and approval of the Chubb Board of Directors and are governed by the terms of the applicable LTIP and the performance-based stock awards summary. The LTIP may be changed by the Chubb Limited Board of Directors at any time.

Special Equity Grants
As a buyout of your unvested deferred cash and equity with HSBC, you will receive a special equity grant valued at $1,440,000. This award will be in the form of time-based restricted shares, which will vest 25% per year on the anniversary of the grant date provided you are employed by the company on the vesting date. To replace the 2020 deferred cash performance bonus that you will forfeit upon leaving HSBC, you will receive a special equity grant that is valued at $2,240,000. The award will be comprised of $920,000 in performance shares, $720,000 in time-based restricted shares and $600,000 in stock options. These awards will be governed by the terms of the applicable Chubb Limited Long-Term Incentive plan and the performance-based stock awards summary pursuant to which they are awarded.

Employee Benefits and Deferred Compensation Plans
As a US-based employee, you will be eligible to participate in the Chubb USA benefits program. You are also eligible for Ultimate Health, a supplemental healthcare reimbursement plan by ArmadaCare, which provides a broad range of supplemental coverages for medical, dental, vision and prescription expenses. Please refer to the enclosed Chubb Benefits at a Glance and ArmadaCare's Ultimate Health Member Overview for a summary of the benefit offerings.

You are eligible for 28 days of paid time off annually, inclusive of vacation, sick days and personal days.

You are eligible to participate in the Chubb USA Employee Retirement Program, a qualified retirement plan. You will receive a company contribution of 6% of your base pay, plus a company match of 50% of the first 6% of your contributions to the plan. You may contribute up to 10% of your eligible earnings in the plan. Company contributions will be made once a year in January to those employees who were employed on December 31st of the previous year.

You are eligible to participate in a non-qualified retirement savings plan, the Chubb USA Supplemental Employee Retirement Savings Plan. The Chubb USA Supplemental Employee Retirement Savings Plan

operates in conjunction with Chubb's qualified plan. After you have contributed the maximum amount permitted under IRS rules to Chubb's qualified plan, you may continue to make tax deferred contributions and continue to receive company contributions under Chubb's non-qualified plan. To participate in the non-qualified plan, you must elect to contribute 10% of your compensation under Chubb's qualified plan.

You are eligible to participate in the Chubb USA Officer Deferred Compensation Plan. The Chubb USA Officer Deferred Compensation Plan allows you to defer salary and/or bonus to retirement, termination or a specified year in the future. You will receive a separate communication with instructions on how to enroll in the Plan.

Information regarding both the Chubb USA Supplemental Employee Retirement Savings Plan and the Chubb USA Officer Deferred Compensation Plan, including election forms, will be sent to you separately.

Please note that Chubb continually reviews its employee compensation and benefit programs and changes to those programs may be made by Chubb at any time.

Other Benefits
Housing Allowance - The Company will provide you with a monthly cash housing allowance of $10,000-$12,000 towards the rental cost and related expenses of residential housing in New York. This will be paid to you bi-weekly via payroll.

Tax Preparation - You will be provided with tax preparation assistance through an accounting firm designated by Chubb to assist you in the preparation and filing of your individual income tax returns. The fees for this service will be paid on your behalf.

Relocation Benefits - You are eligible for relocation benefits related to your move from Hong Kong to New York. Once we discuss your needs, I will provide the details of the benefits and the relocation process.

Immigration Services - The company will assist you in obtaining the required work authorization and dependent visas, including providing the legal and administrative support to apply for and maintain a US work permit.

Employment Terms and Conditions
Our offer of employment is contingent upon satisfactory findings from the background check process. You should receive an email request from Chubb's independent third-party vendor, Business Information Group (BIG), directing you to register on their website to start the background process.

Chubb places a high value on business ethics, and we want to remind you that it would not be acceptable for you to bring with you to Chubb any proprietary or confidential materials from your former employer.

The company provides an employment dispute resolution program, which offers an efficient and effective process for resolving workplace disputes. While we expect that most questions and issues regarding your employment will be resolved internally, the final step of the program includes mandatory and binding arbitration with a neutral third-party arbitrator. The Chubb Employment Dispute Arbitration Policy will be sent separately, and you will be asked to sign and return a copy indicating your acknowledgement and acceptance of the program.

You should understand that employment at Chubb is not guaranteed for any fixed period. Just as you can end your employment at any time, Chubb can end your employment at any time.

Please confirm your acceptance of our offer of employment by executing this letter and returning a signed copy to me as soon as possible.

If you have any questions, please don't hesitate to contact me.

Sincerely,

Jo Ann Rabitz
Global Human Resources Officer

I agree to employment under the terms of this letter:
____________________
Name: Peter Enns Date: